EXHIBIT 99.1

ALTAVISTA COMPANY AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Independent Auditors’ Report	2
Consolidated Balance Sheets as of July 31, 2002 and July 31, 2001	3
Consolidated Statements of Operations for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000	4
Consolidated Statement of Changes in Owners’ Equity (Deficit) for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000	5
Consolidated Statements of Cash Flows for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000	6
Notes to Consolidated Financial Statements	7
Unaudited Condensed Consolidated Balance Sheet as of January 31, 2003	28
Unaudited Condensed Consolidated Statements of Operations for the six months ended January 31, 2003 and January 31, 2002	29
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended January 31, 2003 and January 31, 2002	30
Notes to Condensed Consolidated Financial Statements	31

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders of AltaVista Company:

          We have audited the accompanying consolidated balance sheets of AltaVista Company and subsidiaries as of July 31, 2002 and July 31, 2001, and the related consolidated statements of operations, changes in owners’ equity (deficit), and cash flows for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AltaVista Company and subsidiaries as of July 31, 2002 and July 31, 2001, and the results of their consolidated operations and cash flows for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

          The accompanying consolidated financial statements have been prepared assuming that the AltaVista Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California
April 16, 2003

ALTAVISTA COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	JULY 31,	JULY 31,
	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$8,080	$13,451
Accounts receivable, net of allowances of $7,372 and $9,911 at July 31, 2002 and July 31, 2001, respectively	10,509	29,109
Accounts receivable from HP	175	993
Prepaid expenses and other current assets	3,182	4,385

Total current assets	21,946	47,938
Property, plant and equipment, net	18,097	40,964
Goodwill and other intangible assets, net	—	65,900
Investments	—	1,056
Restricted cash	956	4,759
Other assets	701	227

Total assets	$41,700	$160,844

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities:
Capital lease obligations, current portion	$54	$5,554
Notes payable to CMGI	111,661	66,167
Notes payable to HP	—	3,004
Accounts payable	2,309	2,974
Accounts payable to CMGI and affiliates	2,946	594
Accounts payable to HP	866	219
Accrued restructuring	3,490	1,676
Other liabilities	11,994	19,288
Deferred revenue	5,328	5,495

Total current liabilities	138,648	104,971
Capital lease obligations, net of current portion	41	8,681

Total liabilities	138,689	113,652

Commitments and contingencies
Owners’ equity (deficit):
Preferred stock $0.01 par value, 100,000 and 5,000 shares authorized at July 31, 2002 and July 31, 2001, 3,550 shares issued and outstanding at July 31, 2002 and July 31, 2001	36	36
Common stock $0.01 par value, 1,400,000 and 1,495,000 shares authorized at July 31, 2002 and July 31, 2001, 139,352 and 139,136 shares issued and outstanding at July 31, 2002 and July 31, 2001	1,394	1,391
Capital in excess of par	3,393,887	3,390,767
Accumulated other comprehensive income	676	193
Accumulated deficit	(3,492,982)	(3,345,195)

Owners’ equity (deficit)	(96,989)	47,192

Total liabilities and owners’ equity	$41,700	$160,844

See accompanying notes to consolidated financial statements.

ALTAVISTA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)

	YEAR	YEAR	PERIOD FROM
	ENDED	ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Net Revenue:
Advertising, service and other (includes revenue from related party transactions of $530, $7,144 and $12,102)	$57,429	$148,620	$193,998
Software (includes revenue from related party transactions of $712, $2,536 and $955)	12,637	21,729	11,063

Total net revenue	70,066	170,349	205,061
Operating expenses:
Cost of revenue	26,850	90,979	130,445
Product development	28,909	59,106	58,034
Sales and marketing	45,292	123,552	218,122
General and administrative	19,834	20,692	26,642
Stock-based compensation	—	1,211	4,692
Restructuring charges	15,494	60,627	2,864
Gain on sale of real estate holding	—	(19,738)	—
Impairment of long-lived assets	6,716	1,216,533	—
Amortization of intangible assets	65,900	533,721	819,311

Operating loss	(138,929)	(1,916,334)	(1,055,049)
Interest income	(191)	(873)	(777)
Interest expense	6,979	8,198	5,430
Loss on sale of Raging Bull	—	95,896	—
Impairment losses on investments	704	17,725	—
Other (income)/expense, net	1,312	3,753	(9,673)

Loss before income taxes	(147,733)	(2,041,033)	(1,050,029)
Provision for income taxes	54	665	—

Net loss	$(147,787)	$(2,041,698)	$(1,050,029)

Stock-based compensation is attributable to operating expense line items as follows:
Cost of revenue	$—	$18	$—
Product development	—	506	1,013
Sales and marketing	—	399	556
General and administrative	—	288	3,123

	$—	$1,211	$4,692

See accompanying notes to consolidated financial statements.

ALTAVISTA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY (DEFICIT)
(IN THOUSANDS)

	PREFERRED STOCK		COMMON STOCK		TREASURY STOCK

	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT

Consolidated balance, August 19, 1999	—	$—	130,000	$1,300	—	$—
Net loss	—	—	—	—	—	—
Unrealized gain on investments	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—
Total comprehensive loss Dividend of Zip2	—	—	—	—	—	—
Deferred stock-based compensation	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—
Issuance of common stock to CMGI for iAtlas merger	—	—	1,556	16	—	—
Issuance of common stock for RagingBull acquisition	—	—	6,610	66	—	—
Issuance of common stock for Transium acquisition	—	—	190	2	—	—
Issuance of common stock under stock option plans	—	—	790	8	—	—
Issuance of common stock as a charitable contribution	—	—	32	—	—	—
Conversion of CMGI debt into preferred stock	468	5	—	—	—	—
Conversion of HP debt into preferred stock	98	1	—	—	—	—
Stock option modification	—	—	—	—	—	—
Treasury stock acquisitions	—	—	—	—	82	(876)

Consolidated balance, July 31, 2000	566	6	139,178	1,392	82	(876)
Net loss	—	—	—	—	—	—
Change in unrealized gain (loss) on investments	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—
Total comprehensive loss
Amortization of deferred compensation	—	—	—	—	—	—
Issuance of common stock under stock option plans	—	—	40	—	—	—
Conversion of CMGI debt into preferred stock	2,984	30	—	—	—	—
Capital contribution from CMGI Stock option modification	—	—	—	—	—	—
Treasury stock retirement	—	—	(82)	(1)	(82)	876

Consolidated balance, July 31, 2001	3,550	36	139,136	1,391	—	—
Net loss	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—
Total comprehensive loss
Issuance of common stock	—	—	1	1	—	—
Conversion of HP debt into common stock	—	—	215	2	—	—
Issuance of warrants	—	—	—	—	—	—

Consolidated balance, July 31, 2002	3,550	$36	139,352	$1,394	—	$—

			ACCUMULATED		TOTAL
	CAPITAL		OTHER		OWNERS'
	IN EXCESS	DEFERRED	COMPREHENSIVE	ACCUMULATED	EQUITY
	OF PAR	COMPENSATION	INCOME	DEFICIT	(DEFICIT)

Consolidated balance, August 19, 1999	$2,926,231	$—	$—	$—	$2,927,531
Net loss	—	—	—	(1,050,029)	(1,050,029)
Unrealized gain on investments	—	—	6,624	—	6,624
Currency translation adjustment	—	—	24	—	24

Total comprehensive loss					(1,043,381)

Dividend of Zip2	—	—	—	(253,468)	(253,468)
Deferred stock-based compensation	—	(4,692)	—	—	(4,692)
Amortization of deferred compensation	—	3,667	—	—	3,667
Issuance of common stock to CMGI for iAtlas merger	28,018	—	—	—	28,034
Issuance of common stock for RagingBull acquisition	162,444	—	—	—	162,510
Issuance of common stock for Transium acquisition	4,013	—	—	—	4,015
Issuance of common stock under stock option plans	4,399	—	—	—	4,407
Issuance of common stock as a charitable contribution	739	—	—	—	739
Conversion of CMGI debt into preferred stock	121,747	—	—	—	121,752
Conversion of HP debt into preferred stock	25,520	—	—	—	25,521
Stock option modification	531	—	—	—	531
Treasury stock acquisitions	—	—	—	—	(876)

Consolidated balance, July 31, 2000	3,273,642	(1,025)	6,648	(1,303,497)	1,976,290
Net loss	—	—	—	(2,041,698)	(2,041,698)
Change in unrealized gain (loss) on investments	—	—	(6,624)	—	(6,624)
Currency translation adjustment	—	—	169	—	169

Total comprehensive loss					(2,048,153)

Amortization of deferred compensation	—	1,025	—	—	1,025
Issuance of common stock under stock option plans	208	—	—	—	208
Conversion of CMGI debt into preferred stock	102,790	—	—	—	102,820
Capital contribution from CMGI	14,816		—		14,816
Stock option modification	186	—	—	—	186
Treasury stock retirement	(875)	—	—	—	—

Consolidated balance, July 31, 2001	3,390,767	—	193	(3,345,195)	47,192
Net loss	—	—	—	(147,787)	(147,787)
Currency translation adjustment	—	—	483	—	483

Total comprehensive loss					(147,304)

Issuance of common stock	15	—	—	—	16
Conversion of HP debt into common stock	3,055	—	—	—	3,057
Issuance of warrants	50	—	—	—	50

Consolidated balance, July 31, 2002	$3,393,887	$—	$676	$(3,492,982)	$(96,989)

See accompanying notes to consolidated financial statements.

ALTAVISTA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31, 2002	JULY 31, 2001	TO JULY 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(147,787)	$(2,041,698)	$(1,050,029)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	84,370	582,914	901,003
Restructuring charges	15,494	60,627	2,864
Impairment of long-lived assets	6,716	1,216,533	—
Imparment losses on investments	704	17,725	—
Loss on facility lease renegotiation	7,190	—	—
(Gain) loss on disposal of fixed assets	8,636	(15,905)	2,657
Realized (gain) loss on sale of available-for-sale securities	—	568	(11,882)
Loss on sale of Raging Bull	—	95,896	—
Provision for accounts receivable allowances	8,123	5,743	6,622
Stock-based compensation	—	1,211	4,692
Stock issued as a charitable contribution	—	—	739
Changes in operating assets and liabilities, excluding effects from acquisitions and divestitures:
Accounts receivable	11,295	(2,631)	(28,132)
Prepaid expenses	(176)	4,962	(5,850)
Accounts payable	1,515	(1,092)	(14,641)
Deferred revenue	(167)	(7,143)	21,044
Accrued restructuring	(5,291)	(28,706)	(557)
Allocations from CMGI and HP	12,614	18,173	14,698
Other current liabilities	(5,992)	(14,608)	(15,966)

Net cash used in operating activities	(2,756)	(107,431)	(172,738)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	—	—	(478)
Purchases of property and equipment	(11,535)	(23,521)	(25,231)
Proceeds from dispositions of property and equipment	—	35,779	—
Proceeds from sale of available-for-sale securities	—	5,954	—
Proceeds from sale of Raging Bull	845	7,604	—
Acquisitions, net of cash acquired	—	—	11,501
Zip2 dividend, cash disposed	—	—	(2,629)
Increase in restricted cash	(197)	(759)	—
Increase (decrease) in other assets	(474)	90	(267)

Net cash provided by (used in) investing activities	(11,361)	25,147	(17,104)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital lease obligations	(1,415)	(7,878)	(6,469)
Proceeds from notes payable to CMGI	32,933	83,620	185,540
Proceeds from notes payable to HP	—	—	28,049
Proceeds from issuance of common stock	16	208	4,407
Purchase of treasury stock	—	—	(1,900)
Payments for HP lease terminations	(20,000)	—	—
Payments for facility lease renegotiation	(2,788)	—	—

Net cash provided by financing activities	8,746	75,950	209,627

Net increase (decrease) in cash and cash equivalents	(5,371)	(6,334)	19,785
Cash and cash equivalents at beginning of period	13,451	19,785	—

Cash and cash equivalents at end of period	$8,080	$13,451	$19,785

Cash paid for interest	$304	$1,576	$531
Cash paid for income taxes	$54	$665	$—

See accompanying notes to consolidated financial statements.

ALTAVISTA COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

AltaVista Company (“AltaVista” or “the Company”), an Internet search pioneer, is a global provider of search services and technology. The Company provides integrated search results to give users immediate access to relevant information including Web pages, multimedia files and current news reports. The Company is a majority-owned operating company of CMGI, Inc. (“CMGI”), and operates in two reportable segments, (i) Advertising, Service and Other and (ii) Software.

BASIS OF PRESENTATION

On August 18, 1999 (the “Acquisition Date”), CMGI consummated a transaction with Compaq Computer Corporation (“Compaq”), now Hewlett-Packard Company (“HP”), pursuant to which CMGI acquired a majority interest (81.5%) in AltaVista, and HP retained an 18.5% minority interest in AltaVista. As a result of the transaction, the Company’s consolidated financial statements as of and after August 18, 1999 reflect the pushdown of CMGI’s and HP’s new basis in the AltaVista assets acquired and liabilities assumed. The acquired assets of AltaVista consisted primarily of goodwill and other intangible assets of $2.9 billion that were to be amortized over a three-year useful life.

Since the Acquisition Date, certain services have been provided to the Company by CMGI. The cost of these services has been included in the Company’s results of operations in the periods in which the services were provided. Costs of services provided to the Company by CMGI include charges for facilities, dedicated personnel and other services specifically used by the Company plus an allocation for costs of shared services. Shared services costs include certain selling and marketing expenses and certain general and administrative expenses (see Note 9). Shared service costs are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount, number of software license seats used or the specific level of activity directly related to such costs (i.e., direct spending). Management believes that these allocations are based on assumptions that are consistently applied. However, these allocations and estimates may not be indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity.

As of July 31, 2002, the Company had an accumulated deficit of $3.5 billion, negative working capital of $116.7 million and has incurred negative cash flow from operations during the years ended July 31, 2002 and 2001, and the period from August 19, 1999 to July 31, 2000 (hereafter referred to as the “period ended July 31, 2000”). CMGI and HP have financed the Company’s operating losses since CMGI’s acquisition of a majority interest in the Company in August 1999, but have no obligation to continue to provide additional funding. As discussed in Note 16, the Company has entered into an agreement with Overture Services, Inc. (“Overture”), under which Overture agreed to acquire substantially all of the Company’s assets. In the event that the transaction is not consummated, the Company will be required to seek alternative sources of financing. Given the Company’s history of operating losses, there can be no assurance that financing will be available on commercially reasonable terms, or at all.

PRINCIPLES OF CONSOLIDATION

The Company’s consolidated financial statements include the accounts of AltaVista and its wholly-owned subsidiaries. Investments in which the Company does not have the ability to exert significant influence or which there is not a readily determinable market value are accounted for using the cost method of accounting. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CONCENTRATIONS, CREDIT RISK AND CREDIT RISK EVALUATIONS

CONCENTRATIONS

The Company relies on third-party advertising services, provided primarily by a small number of suppliers, to deliver advertisements to its users. The Company is dependent on the ability of its suppliers to deliver the advertisements as contracted for and on favorable pricing terms. The inability of these suppliers to do so could have a material impact on the consolidated results of operations of the Company.

During the year ended July 31, 2002, one customer accounted for approximately 18% of total net revenue. During the year ended July 31, 2001, no customer accounted for more than 10% of total net revenue. During the period ended July 31, 2000, one customer accounted for approximately 46% of total net revenue. At July 31, 2002, one customer accounted for 18% of the Company’s accounts receivable balance. No customer represented more than 10% of the Company’s accounts receivable balance at July 31, 2001.

CREDIT RISK AND CREDIT EVALUATIONS

Financial instruments potentially subjecting the Company to a concentration of credit risk consist of accounts receivable. The Company’s accounts receivable are derived primarily from advertising, software sales, service and other revenue earned from customers located in the United States and Europe. The Company makes judgments as to its ability to collect outstanding receivables and provides allowances for receivables when collection becomes doubtful. Provisions are made based upon a specific review of significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable in accordance with the Company’s bad debt policy. In determining these percentages, the Company has analyzed its historical collection experience and current economic trends.

The Company also records a provision for revenue allowances in the same period as the related revenues are recorded. These estimates are based on historical analysis of credit memo data and other known factors and are recorded in accordance with the Company’s bad debt and revenue allowance policies.

REVENUE RECOGNITION

The Company generally recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. In cases where collectibility is not probable, revenue is deferred until cash has been received. The Company’s revenue streams are derived from different sources in its two business segments.

ADVERTISING, SERVICE AND OTHER REVENUE — ALTAVISTA INTERNET

Net revenue associated with the Company’s Internet (AVI) operations is included in its Advertising, Service and Other segment, and is generated from sales of branded advertising products, fixed text links, sponsored matches and other paid placement products, integrated search services and sales of paid inclusion products.

The Company’s branded advertising ranges from traditional Internet advertising units such as banners, skyscrapers and interstitials (pop-up/pop-under ads) to highly targeted interactive advertisements that, for instance, allow the user to search for flight/travel information directly in the ad. Branded advertising is generally sold on a cost per thousand impressions (CPM basis), cost per click (CPC basis), or cost per acquisition (CPA basis). Revenue derived from such arrangements is recognized during the period that the service is provided, provided that no significant obligations remain at the end of the period. Such obligations typically include the guarantee of a minimum number of impressions, or the number of times that an advertisement appears in pages viewed by users of our services. To the extent the minimum guaranteed impressions are not delivered, the Company defers recognition of the corresponding revenue until the remaining guaranteed impressions levels are achieved.

The Company’s fixed text links are text-based advertisements on the home and search pages. These links redirect users to partner sites for popular search topics such as travel, shopping and yellow pages. Fixed text link deals are sold on a CPC, CPM and CPA basis. Revenue derived from such arrangements is recognized during the period that the service is provided, provided that no significant obligations remain at the end of the period. Such obligations typically include the guarantee of a minimum number of impressions or clicks. To the extent the minimum guaranteed impressions or clicks are not delivered, the Company defers recognition of the corresponding revenue until the remaining guaranteed impressions or clicks levels are achieved.

The Company’s sponsor matches and other paid placement products are text messages that are designed to connect users interested in a particular product or service with an advertiser offering that product or service. These products are sold on a CPC or CPM basis when a user clicks on links to a merchant’s Web site. Alternatively, the Company may recognize revenue on a revenue-sharing basis when the paid placement service is offered through one of its customers.

The Company’s integrated search services include the syndication of its Web-wide search technology to portals, infomediaries, and content and destination websites. Integrated search service fees primarily consist of revenue-sharing arrangements, fixed or fee-per-use arrangements, and revenue is recognized as the service is delivered. Revenue from revenue-sharing arrangements and certain other transactions is recorded net of amounts paid to integrated search service partners and certain other customers, except when the Company acts as the primary obligor in the arrangement and bears risk with respect to the inventory of promotional space and credit risk. When the Company bears these risks, the expense is recognized as a cost of sale and revenue is recorded on a gross basis in accordance with Emerging Issues Task Force Issue No. (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

The Company’s paid inclusion products allow Web site owners to include their Universal Resource Locators (“URL’s”) in the Company’s search index. Paid inclusion products are further categorized either as Trusted Feed or Express Inclusion. The Trusted Feed product is sold to partners who have a large number of URL’s (typically greater than 500). The Trusted Feed product is sold on a CPC basis. The Express Inclusion product is for advertisers with a small number of URL’s (typically less than 500). Express Inclusion is priced on a per URL basis and must be renewed every six months. Revenue is collected in advance and recognized ratably over the appropriate service period.

The Company engages in barter transactions for the exchange of advertising space on its web site for a reciprocal advertising space, traffic on other web sites or receipt of marketing services. In January 2000, the Company adopted EITF No. 99-17, Accounting for Advertising Barter Transactions, which requires advertising barter transactions to be valued based on similar cash transactions that have occurred within six months prior to the barter transaction. Barter transactions are recorded as revenue and an offsetting amount is recorded as sales and marketing expense, with no net impact on the Company’s reported operating loss. Barter revenue represented 3.4%, 9.5% and 6.7% of total revenue for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000, respectively. Prior to the adoption of EITF 99-17, the Company accounted for barter transactions based on the fair value of the services delivered and received.

SOFTWARE REVENUE — ALTAVISTA SOFTWARE

Net revenue from the Company’s Software (“AVS”) operations is included in its Software segment, and is derived from software license revenue and support services revenue. Software license revenue is generated from customers licensing the rights to use the Company’s proprietary technology for use on their corporate and/or consumer-facing Web sites. Support services revenue is generated from sales of maintenance agreements, and to a lesser extent, consulting services and training services associated with the Company’s licensed software.

The Company recognizes software license revenue in accordance with AICPA Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.

The Company licenses software in multiple element arrangements in which a customer purchases a combination of software, post-contract customer support (“PCS”), and/or professional services. PCS, or maintenance, includes rights to upgrades, when and if available, telephone support, updates, and enhancements. Professional services relate to consulting services and training. Vendor specific objective evidence (“VSOE”) of fair value is established by the price charged when the same element is sold separately. The Company determines VSOE of fair value of PCS based on renewal rates for the same term PCS. In a multiple element arrangement whereby VSOE of fair value of all undelivered elements exists but VSOE of fair value does not exist for one or more delivered elements, revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue, assuming delivery has occurred and collectibility is probable. Revenue allocated to PCS is recognized ratably over the contractual term (typically one year).

The Company recognizes license revenue upon delivery of the software for license agreements when the Company has no implementation responsibility, or where implementation is not considered essential to the functionality of the software. In software license arrangements where a service element is bundled with the software, license and service fees are recognized ratably over the life of the service period, commencing upon service implementation. Amounts invoiced prior to earning revenue are recorded as deferred revenue and are subsequently recognized when earned. Revenue from license contracts with significant amounts due beyond normal payment terms is recognized when due.

PRODUCT DEVELOPMENT COSTS

Expenditures that are related to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized. The Company’s process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

ADVERTISING EXPENSE

The Company expenses advertising costs as incurred. Advertising costs included in sales and marketing expense were approximately $1.9 million, $15.0 million and $105.3 million for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000, respectively.

STOCK-BASED COMPENSATION PLANS

The Company accounts for its stock compensation plans under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. For options granted below fair market value, compensation expense is measured at the grant date as the difference between the fair market value and exercise price. Upon the exercise of stock options, net proceeds, including any realized tax benefits, are credited to equity. For options granted below fair market value and options assumed in business combinations with intrinsic value, the Company amortizes stock compensation expense using the graded vesting method as outlined in FASB Interpretation (FIN) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

INCOME TAXES

The Company was not a separate taxable entity for federal, state or local income tax purposes and its operations were included in the consolidated HP tax returns for periods prior to August 18, 1999, and were included in the CMGI consolidated return for the tax period from August 18, 1999 to February 1, 2000. As a result of the Company’s acquisition of Raging Bull, AltaVista was deconsolidated from the CMGI federal consolidated group on February 1, 2000. On April 2, 2001, AltaVista became eligible to be included in CMGI’s federal consolidated group again and continued to be included as a subsidiary of the federal consolidated tax return of CMGI thereafter. For state income tax purposes, AltaVista was included with the California unitary tax returns of CMGI since August 18, 1999, and for the tax periods that were included with the CMGI federal consolidated tax returns, AltaVista was also included with CMGI’s Massachusetts combined tax returns. AltaVista filed separate stand-alone state tax returns for other states where it had income tax nexus.

For periods where AltaVista is included in the consolidated tax return of CMGI and does not have its own tax attributes, the Company accounts for income taxes under the separate return method. Under this method, taxes are provided based on the separate current and deferred tax consequences of AltaVista. No formal tax sharing agreement has been entered between the Company and CMGI; however, it has been CMGI’s policy not to reimburse its subsidiaries for tax attributes utilized in the consolidated group’s tax returns and the subsidiaries are responsible to pay their separate tax liabilities. Deferred tax assets generated from operating losses require a full valuation allowance because, given the history of operating losses, realizability of such tax benefits is not considered more likely than not.

COMPREHENSIVE INCOME (LOSS)

SFAS No. 130, Reporting Comprehensive Income, requires certain financial statement components, such as unrealized holding gains or losses and cumulative translation adjustments to be included in accumulated other comprehensive income (loss). The Company reports accumulated other comprehensive income (loss) in the Consolidated Statements of Owners’ Equity. For all periods presented, the only differences between the reported net loss and total comprehensive loss consisted of unrealized gains and losses on available-for-sale investments and foreign currency translation adjustments. The functional currency of all of the Company’s foreign subsidiaries is the local currency of each subsidiary.

CASH AND CASH EQUIVALENTS AND STATEMENT OF CASH FLOWS SUPPLEMENTAL INFORMATION

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

During the year ended July 31, 2002, significant non-cash activities included the conversion of $3.1 million of HP demand notes payable into 215,250 shares of the Company’s common stock. In addition, as part of a renegotiation and buyout of a facility lease, the Company transferred to its landlord $4.0 million of restricted cash and investments valued at $0.4 million and issued a warrant valued at $50,000 to purchase 1,000,000 shares of the Company’s common stock.

During the year ended July 31, 2001, significant non-cash activities included the conversion of $102.8 million of CMGI demand notes payable into 2,984,000 shares of the Company’s convertible preferred stock.

During the period ended July 31, 2000, significant non-cash activities included the following: the conversion of $121.8 million of CMGI and $25.5 million of HP demand notes payable into 467,771 and 98,695 shares, respectively, of the Company’s convertible preferred stock; the issuance of 6.6 million shares of the Company’s common stock for the acquisition of Raging Bull; the issuance of 0.2 million shares of the Company’s common stock for the acquisition of Transium; and the issuance of 1.6 million shares of the Company’s common stock to CMGI for the acquisition of iAtlas.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable, accrued expenses and demand notes payable approximate their fair values at July 31, 2002 and July 31, 2001.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the respective assets (typically three to ten years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. Maintenance and repairs are charged to operating expenses as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

Through July 31, 2002, goodwill and other intangible assets were amortized on a straight-line basis over their estimated useful lives of three years. Upon the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in the first quarter of the year ending July 31, 2003, goodwill and intangible assets with indefinite useful lives will no longer be amortized, but will be subject to annual impairment testing. At July 31, 2002, the Company’s goodwill and other intangible assets were fully amortized or written off. Amortization of developed technology intangibles totaling approximately $26.4 million and $63.3 million has been included in cost of revenue in the consolidated statements of operations for the year ended July 31, 2001 and the period ended July 31, 2000. There was no amortization of developed technology intangibles included in cost of revenue in the consolidated statement of operations for the year ended July 31, 2002, as the Company’s developed technology intangibles had been fully amortized or written off as of July 31, 2001.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company’s management performs ongoing business reviews and, based on quantitative and qualitative measures, assesses the need to record impairment losses on long-lived assets used in operations when impairment indicators are present. When indicators of impairment exist, the undiscounted projected cash flows are compared to the carrying value of the long-lived assets. If the undiscounted cash flows are less than the carrying value of the long-lived assets, management determines the amount of the impairment charge by comparing the carrying value of the long-lived assets to their fair value. Management determines fair value based on a combination of the discounted cash flow methodology, which is based upon converting expected future cash flows to present value, and the market approach, which includes analysis of market price multiples of companies engaged in lines of business similar to the company being evaluated. The market price multiples are selected and applied to the company based on the relative performance, future prospects and risk profile of the company in comparison to the guideline companies.

INVESTMENTS

Marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive income within owners’ equity. Realized gains and losses are included in the Company’s results of operations.

Other investments in which the Company’s interest is less than 20% and which are not classified as available-for-sale securities are carried at cost unless it is determined that the Company exercises significant influence over the investee company. The Company assesses the need to record impairment losses on investments and records such losses when the impairment of an investment is determined to be other than temporary in nature. The Company recognized impairment losses on investments of $0.7 million and $17.7 million, respectively, during the years ended July 31, 2002 and 2001. No impairment losses were recognized during the period ended July 31, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 will apply to all business combinations that the Company enters into after June 30, 2001, and eliminates the pooling-of-interests method of accounting. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Under the new statements, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

The Company is required to adopt SFAS No. 142 for the fiscal year ending July 31, 2003. However, certain provisions of SFAS No. 142 must be applied to goodwill and other intangible assets acquired after June 30, 2001. The Company does not have any goodwill or other intangible assets relating to business combinations or any intangible assets acquired outside of a business combination that were acquired after June 30, 2001. For goodwill and other intangible assets relating to acquisitions made prior to June 30, 2001, the amounts were fully amortized or written off as of July 31, 2002. Accordingly, the adoption of SFAS No. 142 is not expected to have a material impact on the Company’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses the accounting treatment for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of the statement apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal operation of a long-lived asset. The statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material impact on its financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the criteria required for classifying an asset as held-for-sale have been significantly changed. Assets held-for-sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. In addition, the expected future operating losses from discontinued operations will be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date. More dispositions will qualify for discontinued operations treatment in the statement of operations under the new rules. The Company does not expect the adoption of SFAS No. 144 to have a material impact on its financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statement No’s. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections, effective for fiscal years beginning May 15, 2002 or later. It rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The adoption of this Statement did not have a material impact on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF Issue 94-3. The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activity. The provisions of this Statement are required to be applied to exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a material impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statement periods ending after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123, which requires additional disclosure and provides transition guidance for companies that elect to voluntarily adopt the accounting provisions of SFAS No. 123. SFAS No. 148 does not change the provisions of SFAS No. 123 that permit entities to continue to apply the intrinsic value method of APB 25. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 is not expected to have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. The provisions of FIN 46 are effective immediately for all arrangements with variable interest entities created after January 31, 2003. For arrangements with variable interest entities created prior to February 1, 2003, FIN 46 is effective in the first interim period beginning after June 15, 2003. The Company does not have any financial interests in variable interest entities. Accordingly, the adoption of FIN 46 is not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 2 — ACQUISITIONS AND DISPOSITIONS

iATLAS ACQUISITION

On October 22, 1999, the Company acquired iAtlas from CMGI for approximately $23.3 million of the Company’s common stock, plus the assumption of deferred compensation arrangements, for certain of the former iAtlas employees, with intrinsic value of $4.7 million. This transaction was accounted for as a merger of entities under common control. Upon completion of the transaction, the Company issued 1.6 million shares of AltaVista common stock to CMGI, and iAtlas became a wholly-owned subsidiary of AltaVista. Subsequent to the Company’s acquisition of iAtlas, iAtlas was merged with and into the Company and iAtlas’ separate legal existence ceased to exist. iAtlas has been included in the consolidated financial statements from the date of the acquisition of iAtlas by CMGI on September 28, 1999. The intrinsic value of any unearned portion of the deferred compensation arrangements has been recorded as unearned compensation in the consolidated statement of owners’ equity.

ZIP2 DISPOSITION

On October 20, 1999, the Company dividended all of its shares in Zip2 to CMGI and HP, the Company’s sole stockholders at such time, according to their respective ownership percentages. As part of the transaction, the Company and CMGI entered into a separation agreement concerning the Company’s utilization of certain technology and assets. This resulted in the transfer of assets from Zip2 to AltaVista totaling $4.6 million. The results of operations of Zip2 after October 20, 1999 have been excluded from the Company’s results of operations.

RAGING BULL ACQUISITION AND DISPOSITION

On February 1, 2000, the Company acquired Raging Bull, Inc. (“Raging Bull”), a finance-oriented community and content Internet company and an affiliate of CMGI. The aggregate acquisition cost of $165.8 million consisted of the issuance of the Company’s common stock with a fair value of $150.2 million for all of the issued and outstanding common and preferred stock of Raging Bull, the issuance of the Company’s stock options with a fair value of $12.3 million in exchange for all of the outstanding options of Raging Bull, and $3.3 million of acquisition related costs. This transaction was accounted for under the purchase method of accounting. The results of operations of the acquired entity and the estimated fair market values of the acquired assets and liabilities were included in the Company’s financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed was allocated to the assets acquired, consisting primarily of goodwill and other intangibles.

On January 26, 2001, the Company sold Raging Bull to TerraLycos for $8.5 million in cash. Approximately $0.8 million of the cash received was held in escrow and subsequently received by the Company in the year ended July 31, 2002. As a result of the transaction, the Company recorded a loss on the disposition of $95.9 million. The results of operations of Raging Bull have been excluded from the Company’s financial statements from the date of disposition.

TRANSIUM ACQUISITION

On February 22, 2000, the Company acquired Transium Corporation, a provider of search services for enterprise customers. The aggregate acquisition cost of $9.6 million consisted of $5.0 million in cash, $4.0 million in the Company’s common stock and $0.6 million of acquisition related costs. This transaction was accounted for under the purchase method of accounting. The results of operations of the acquired entity and the estimated fair market values of the acquired assets and liabilities have been included in the Company’s financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed was allocated to the assets acquired, consisting primarily of goodwill and other intangibles.

The purchase prices for the acquisitions of iAtlas, Raging Bull and Transium were allocated to the assets acquired and liabilities assumed as set forth below (in thousands):

	iAtlas	Raging Bull	Transium

Current assets (net of cash)	$161	$1,056	$442
Fixed assets	747	656	183
Other assets	6	—	—
Goodwill and other intangibles	23,003	151,149	9,159
Deferred compensation	4,692	—	—
Liabilities	825	2,422	555

The following unaudited pro forma financial information presents the combined results of operations of the Company and Raging Bull as if the acquisition had occurred at the beginning of the period ended July 31, 2000 (in thousands). The results of operations for iAltas and Transium have not been included as the amounts are not material to the Company’s results of operations.

UNAUDITED PRO FORMA
COMBINED RESULTS OF OPERATIONS
FOR THE PERIOD FROM
AUGUST 19, 1999 TO
JULY 31, 2000

Revenue	$207,154
Net loss	$(1,078,034)

NOTE 3 — IMPAIRMENT OF LONG-LIVED ASSETS

During the year ended July 31, 2002, the Company recorded charges for the impairment of long-lived assets totaling $6.7 million. The impairment charges related to the purchase of certain equipment that was previously held under operating leases as discussed in Note 9, and leasehold improvements that were abandoned by the Company.

During the year ended July 31, 2001, the Company recorded charges for the impairment of long-lived assets totaling $1.22 billion. The impairment charges consisted primarily of reductions in the carrying value of goodwill and other intangible assets relating to the Company’s acquisition by CMGI and other acquisitions made by the Company. The Company determined that the carrying value of its goodwill and other intangible assets was required to be reviewed for impairment due to factors including a significant deterioration in the Company’s business environment, and its historical operating losses and negative cash flows. The Company then determined that an impairment had occurred by comparing the undiscounted cash flows to the carrying value of the goodwill and intangible assets. The Company performed a series of discounted cash flow analyses to determine the fair value of the goodwill and other intangible assets, using management’s estimates of revenues and operating expenses. The difference between the estimated fair value based on the discounted cash flow analyses and the carrying value of the goodwill and other intangible assets was recorded as an impairment charge.

NOTE 4 —INVESTMENTS

In December 1998, HP purchased on behalf of the Company 500,000 shares of Series B preferred stock of RealNames Corporation (“RealNames”) for $0.5 million, resulting in the Company owning less than 20% of RealNames. During the year ended July 31, 2002, RealNames ceased business operations and the Company recorded an impairment loss of $0.5 million, equal to the carrying value of its investment.

In January 1999, HP purchased on behalf of the Company 2,023,635 shares of Series D preferred stock of Virage, Inc. (“Virage”) for $3.5 million. In September 1999, the Company purchased 131,983 shares of Series E preferred stock of Virage for $0.4 million. The aggregate purchases resulted in the Company owning less than 20% of Virage. The Company’s investment in Virage was subsequently converted into 1,077,809 shares of Virage common stock, following the initial public offering of Virage and a 2 for 1 reverse stock split. During the year ended July 31, 2001, the Company sold its investment in Virage and recorded a realized gain of $1.1 million.

In March 1999, HP purchased on behalf of the Company 1,000,000 shares of Series B preferred stock of FreePC.com for $5.0 million resulting in the Company owning less than 20% of FreePC.com. In January 2000, FreePC.com was acquired and became a wholly owned subsidiary of eMachines, Inc. Pursuant to the transaction, the Company’s shares of Series B preferred stock of FreePC.com were converted into 1,100,055 shares of eMachines, Inc. Series C preferred stock and a warrant to purchase 471,452 shares of eMachines, Inc. common stock. The conversion resulted in the Company owning less than 20% of eMachines, Inc. During the year ended July 31, 2001, the Company recorded an impairment loss on its investment in eMachines of $3.9 million due to an impairment that was determined to be other than temporary and subsequently sold its eMachines shares and recorded a realized loss of $0.6 million.

In July 1999, HP purchased on behalf of the Company 2,171,809 shares of Series C preferred stock of 1stUp.com Corporation (“1stUp.com”) for $2.5 million, resulting in the Company owning less than 20% of 1stUp.com. On November 4, 1999, CMGI acquired all of the issued and outstanding stock of 1stUp.com. As a result, the Company received 137,706 shares of CMGI common stock (subsequently adjusted to 275,412 shares due to a CMGI stock split), in exchange for its original investment in 1stUp.com. Concurrent with the CMGI acquisition of 1stUp.com, the Company increased the carrying value of its investment to $14.4 million, based on the fair market value of the shares of CMGI common stock that the Company received on the date of CMGI’s acquisition of 1stUp.com. The increase in the carrying value of $11.9 million was recorded in other (income)/expense, net in the Company’s consolidated statement of operations for the period ended July 31, 2000. During the year ended July 31, 2001, the Company recorded an impairment loss of $13.8 million due to an impairment that was determined to be other than temporary, reducing the net carrying value of the investment to $0.6 million. During the year ended July 31, 2002, as part of a lease settlement related to its restructuring activities, the Company transferred the shares of CMGI common stock to the landlord and wrote off the remaining carrying value of the investment.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment are summarized below (in thousands):

	JULY 31,	JULY 31,
	2002	2001

Leasehold improvements	$4,867	$8,730
Machinery and equipment	41,821	59,935
Construction in process	145	3,775

	46,833	72,440
Less: Accumulated depreciation	28,736	31,476

Property and equipment, net	$18,097	$40,964

Depreciation expense totaled $18.5 million, $22.7 million and $18.4 million for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000, respectively.

During the year ended July 31, 2001, the Company recorded a pre-tax gain of approximately $19.7 million on the sale of a real estate holding.

NOTE 6 — OTHER LIABILITIES

Other liabilities are summarized below (in thousands):

	JULY 31,	JULY 31,
	2002	2001

Accrued compensation	$3,731	$6,319
Accrued expenses	3,335	8,455
Other	4,928	4,514

Total other liabilities	$11,994	$19,288

NOTE 7 — RESTRUCTURING CHARGES

The Company recorded restructuring charges during the years ended July 31, 2002 and 2001, and the period ended July 31, 2000, as discussed below. The following table summarizes the activity in the restructuring accrual for the periods presented (in thousands):

	EMPLOYEE
	RELATED	CONTRACTUAL	ASSET
	EXPENSES	OBLIGATIONS	IMPAIRMENTS	TOTAL

Restructuring charges	$1,245	$1,619	$—	$2,864
Non-cash charges	(531)	—	—	(531)
Cash payments	(557)	—	—	(557)

Accrued restructuring balance at July 31, 2000	157	1,619	—	1,776
Restructuring charges	6,051	39,870	14,706	60,627
Non-cash charges	—	(19,630)	(12,391)	(32,021)
Cash payments	(5,718)	(20,673)	(2,315)	(28,706)

Accrued restructuring balance at July 31, 2001	490	1,186	—	1,676
Restructuring charges	2,964	4,355	8,175	15,494
Non-cash charges	—	(124)	(8,265)	(8,389)
Cash payments, net	(2,968)	(2,413)	90	(5,291)

Accrued restructuring balance at July 31, 2002	$486	$3,004	$—	$3,490

The Company anticipates that the remaining restructuring accruals will be paid by August 2005. Payments of employee-related expenses were substantially complete by October 31, 2002. The remaining contractual obligations primarily relate to facilities and equipment lease obligations.

The net restructuring charges for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000 would have been allocated as follows had the Company recorded the expense within the functional department of the restructured activities (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Cost of revenue	$252	$6,654	$1,533
Product development	885	3,029	179
Sales and marketing	1,819	23,573	1,025
General and administrative	12,538	27,371	127

Total restructuring charges	$15,494	$60,627	$2,864

The Company’s restructuring initiatives involved strategic decisions to exit certain business operations and to reposition certain service offerings of the Company. Restructuring charges consisted primarily of contract terminations, severance charges and equipment charges incurred as a result of actions taken to exit certain business operations, reduce expenses and increase operational efficiencies. Employee related expenses primarily consisted of severance payments and fringe benefits for affected employees. Contract terminations primarily consisted of costs to exit facility and equipment leases and to terminate certain vendor contracts. Asset impairment charges primarily related to the write-off of abandoned property and equipment.

During the year ended July 31, 2002, the Company recorded restructuring charges totaling $15.5 million, relating to the ongoing change in its business strategy towards an Internet and enterprise search business model, including the shut-down of its European data center, and the closing of its Irvine office location. The restructuring charges included a charge of $3.0 million related to workforce reductions of 226 employees, settlements of leases and other contractual obligations totaling $4.3 million, and asset impairments of $8.2 million.

During the year ended July 31, 2001, the Company recorded net restructuring charges totaling $60.6 million, primarily relating to the realignment of the Company’s cost structure given the change in the Company’s business strategy and changes in the overall business environment, including a significant decline in rates for online advertising. Specific actions taken by the Company included the decision to exit the comparison shopping portion of its business, the shut-down of its European data center, the termination of a contract with a significant service provider, and the closing of various facilities. The restructuring charges included a charge of $6.0 million related to workforce reductions of 280 employees, settlements of leases and other contractual obligations totaling $39.9 million, and asset impairments of $14.7 million. Non-cash charges for contractual obligations included $18.4 million related to the termination of a contract with a significant service provider, through a reduction of the receivables owed by the service provider.

During the period ended July 31, 2000, the Company recorded net restructuring charges totaling $2.9 million, relating to a change in its business strategy from a full service, destination website, or portal-based business model, to a website centered around its core algorithmic search technology and related comparison shopping functionality. The restructuring charges included a charge of $1.3 million related to workforce reductions of 36 employees and settlements of leases and other contractual obligations totaling $1.6 million.

NOTE 8 — DEBT

DEMAND NOTES PAYABLE

Concurrent with the CMGI acquisition of the Company, the Company issued a convertible demand note payable to CMGI pursuant to which the Company would pay to CMGI, upon demand, the lesser of (i) the principal sum of $100.0 million or (ii) the aggregate unpaid principal amount of all advances (and 7% interest, per annum) made from CMGI to the Company. CMGI will at any time have the option to require the Company to issue shares of the Company’s capital stock as follows: (a) prior to a qualified public offering (as defined), the Company will issue that number of shares of its Series A Convertible Preferred stock equal to one-tenth of the quotient of (i) the aggregate amount of principal and interest to be so converted for any particular date, divided by (ii) the applicable conversion price; (b) following a qualified public offering, the Company will issue that number of shares of its common stock equal to the quotient of (i) the aggregate amount of principal and interest to be so converted at any particular date divided by (ii) the applicable conversion price. The conversion price shall be determined as of a fiscal quarter end for that particular fiscal quarter by dividing (i) the total enterprise valuation of the Company as of the fiscal quarter end by (ii) the number of shares of the Company’s common stock outstanding as of that date, determined on a fully-diluted, as-if converted basis and assuming the conversion of all convertible securities, all issued options, whether vested or unvested, all warrants and other rights to acquire equity interests in the Company of any nature whatsoever. During the first quarter in which a qualified public offering occurs, the conversion price applicable to that quarter will be the initial public offering price. On November 8, 2001 and February 11, 2002, the Company issued additional convertible demand notes payable to CMGI for $21.4 million and $4.0 million, respectively. These notes have substantially the same terms as the original note with the exception that they are converted at the valuations approved by the board of directors on October 31, 2001 and April 30, 2002, respectively. At July 31, 2002 and July 31, 2001, respectively, $111.7 million and $66.2 million was outstanding under the convertible demand notes to CMGI, which, if so elected by CMGI, could have been converted into approximately 71.4 million shares and 17.4 million shares, respectively, of the Company’s Series A Convertible Preferred stock.

On April 13, 2000 and April 2, 2001, respectively, CMGI converted demand notes payable of $121.8 million and 102.8 million, respectively, into 467,771 shares and 2.984 million shares, respectively, of the Company’s Series A Convertible Preferred stock.

HP has certain funding rights which allow it to purchase from the Company a proportionate amount of convertible debt or convertible preferred stock relative to the amount of any debt or convertible preferred stock issued to CMGI in connection with CMGI’s funding of the Company’s operations, based on the relative voting securities then held by CMGI and HP. On August 18, 1999 and March 14, 2000, the Company issued convertible demand notes payable to HP for $8.0 million and $17.5 million, respectively. These notes have substantially the same terms as the original CMGI notes described above. As of July 31, 2001, principal and interest due to HP under the demand notes payable totaled approximately $3.0 million. There were no amounts due to HP under the demand notes payable as of July 31, 2002. Since July 2000, HP has not provided funding to the Company. On April 13, 2000, HP converted demand notes payable of $25.5 million into 98,695 shares of Series A Convertible Preferred stock. In October 2001, HP converted demand notes payable of $3.1 million into 215,250 shares of common stock.

CMGI and HP’s total outstanding and issuable convertible debt could be converted into approximately 92.4 million shares of Series A Convertible Preferred Stock at July 31, 2002. The total Series A Convertible Preferred Stock outstanding and issuable to CMGI and HP at July 31, 2002 could be converted into approximately 925 million shares of the Company’s common stock.

NOTE 9 — RELATED PARTY TRANSACTIONS

RELATED PARTY REVENUE

During the years ended July 31, 2002 and 2001, and the period ended July 31, 2000, the Company recognized revenue from transactions with related parties of $1.2 million, $9.7 million and $13.1 million, respectively. Of these amounts, $1.2 million, $6.8 million and $4.2 million, respectively, related to transactions with CMGI and HP as described below. The remaining amount of related party transactions relate to companies in which the Company has made investments (see Note 4), or for which there were other relationships between the companies and affiliates of the Company and CMGI.

TRANSACTIONS WITH CMGI AND AFFILIATED COMPANIES

Since August 19, 1999, CMGI has advanced funds and provided services to the Company. From time to time, CMGI has elected to convert some portion or all of its then outstanding debt under its demand notes payable with the Company. The funds advanced to the Company by CMGI, as well as the cost of services provided to the Company by CMGI, are reflected in convertible demand notes payable to CMGI in the accompanying consolidated balance sheets, as described in detail in Note 8. In addition, the Company has entered into transactions with various entities that are majority-owned or otherwise affiliated with CMGI. Transactions with CMGI and affiliates included in the accompanying consolidated statements of operations are as follows (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Revenue	$570	$5,413	$3,539
Cost of revenue	4,984	8,751	1,756
Product development	3,033	2,545	1,474
Sales and marketing	528	507	417
General and administrative	4,151	3,508	647
Interest expense	6,675	6,488	4,625
Other non-operating expense	(55)	—	—

The Company has contractual obligations for hosting services with NaviSite, Inc. through July 31, 2003. NaviSite was a majority-owned CMGI subsidiary and an affiliate of the Company prior to its divestiture by CMGI in September 2002. Historical transactions with NaviSite are included in the amounts disclosed above for CMGI and affiliated companies. The Company had accounts payable to NaviSite of $2.9 million and $0.6 million at July 31, 2002 and 2001, respectively. Based on its current activity levels, the Company estimates that its remaining contractual obligation to NaviSite for the period August 1, 2002 through July 31, 2003 will be approximately $3.8 million.

TRANSACTIONS WITH HP

Since December 1999, HP has advanced funds to the Company under demand notes payable. From time to time, HP has elected to convert some portion or all of its then outstanding debt under its demand notes payable with the Company. Outstanding amounts due to HP are reflected in convertible demand notes payable to HP in the accompanying consolidated balance sheet, and bear interest at 7% per annum. Interest expense included in the consolidated statement of operations for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000 includes $0.2 million, $1.3 million and $0.6 million, respectively, related to the HP demand notes payable.

In June 1999, CMGI and HP entered into an agreement whereby HP agreed to preprogram Instant Internet Keyboard Buttons on its Consumer (Presario-branded) Products so that users would be directed to the AltaVista website. The Company agreed to pay HP a fee each time the keyboard button was used to direct Internet traffic to AltaVista. CMGI cross-charged the Company for the amount paid to HP on the Company’s behalf for these services. The HP keyboard amounts included in the accompanying consolidated statements of operations totaled $5.3 million and $8.2 million for the year ended July 31, 2001 and for the period ended July 31, 2000, respectively. No HP keyboard charges were incurred by the Company during the year ended July 31, 2002 due to the termination of the agreement.

The Company has also purchased capital equipment from HP, leased capital equipment from HP through capital and operating leases through October 2001, and recognized revenue for sales of software and related maintenance services to HP. Transactions with HP included in the accompanying consolidated statements of operations are as follows (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Revenue	$615	$1,380	$619
Cost of revenue	2,663	13,141	7,837
Product development	888	4,644	2,693
Sales and marketing	—	5,312	8,173
Interest expense	231	1,313	632

In October 2001, the Company entered into an agreement with HP under which the Company paid to HP $20.0 million to purchase certain equipment that had previously been leased under capital and operating lease agreements with HP, and to settle the related lease obligations to HP. As a result of the transaction, the Company was relieved of all of its lease obligations to HP, including net capital lease obligations of $12.4 million that were recorded on the Company’s consolidated balance sheet. The Company financed the lease termination transaction through borrowings under a demand note payable with CMGI.

Following the transaction, the purchased equipment that had been previously leased under capital leases remained on the Company’s consolidated balance sheet at net book value. The purchased equipment that had been previously leased under operating leases was capitalized at its estimated fair value of $4.8 million. The purchased HP equipment is being depreciated over the remaining estimated useful lives of the equipment, ranging from two to three years. The Company recorded a $2.8 million loss relating to the settlement of its lease obligations with HP.

NOTE 10 — INCOME TAXES

For the tax period from August 18, 1999 to February 1, 2000, and for all tax periods beginning after April 1, 2001, a portion of the Company’s tax loss from operations was utilized by CMGI in its consolidated tax return. The Company has recorded a full valuation allowance against its net deferred tax assets in light of its recent history of operating losses. Presently management is unable to conclude that it is more likely than not that the deferred tax assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

The components of income tax expense are as follows (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	54	665	—

Total current	54	665	—

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—

Total deferred	—	—	—

Total income tax expense	$54	$665	$—

The following table summarizes the significant differences between the Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes:

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Statutory tax rate	35.0%	35.0%	35.0%
Non-deductible goodwill amortization and impairment	(6.2)	(14.0)	(12.5)
Losses not benefited, including losses utilized by CMGI	(28.7)	(21.0)	(22.5)
Foreign taxes and other	(0.1)	0.0	0.0

Effective tax rate	0.0%	0.0%	0.0%

Deferred tax assets at July 31, 2002 and July 31, 2001, computed under the separate return method, are comprised as follows (in thousands):

	JULY 31,	JULY 31,
	2002	2001

Deferred stock based compensation	$27,985	$46,755
Accruals and other reserves	17,447	22,191
Net operating loss and credit carryforwards	173,808	106,299
Depreciation and amortization	465,890	480,479

Gross deferred tax assets	685,130	655,724
Valuation allowance	(685,130)	(655,724)

Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses are allowed to be carried forward or temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance. The net change in the valuation allowance during the year ended July 31, 2002 was an increase of approximately $29.4 million.

The Company has federal net operating loss carryforwards of approximately $472.2 million as of July 31, 2002, which will expire through 2022. The Company also has California net operating loss carryforwards of approximately $77.3 million, on a post-apportionment basis, which will expire through 2012. The utilization of these net operating losses may be limited pursuant to Internal Revenue Code Section 382 as a result of an ownership change. An ownership change occurs when the ownership percentage of 5% or greater stockholders changes by more than 50% over a three-year period. If the Company has an ownership change, its ability, if any, to utilize the net operating loss carryforwards in the future could be significantly reduced. Furthermore, a portion of the loss carryforwards may be limited pursuant to the separate return limitation year provisions, whereby such losses can only offset future taxable income of the Company.

NOTE 11 — RETIREMENT PLAN

401(K) INVESTMENT PLAN

The Company has a 401(k) investment plan (the “Investment Plan”) covering substantially all of its U.S. employees. Under the Investment Plan, employees may defer up to 20% of their eligible pre-tax earnings, subject to the Internal Revenue Service annual contribution limitation. The Company made matching contributions of $370,000, $729,000 and $724,000, for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000, respectively.

NOTE 12 — CAPITAL STOCK AND STOCK OPTION PLANS

PREFERRED STOCK

The Company’s Board of Directors has approved the authorization of 100 million and 5 million shares of Series A Convertible Preferred Stock, par value $0.01 at July 31, 2002 and July 31, 2001, respectively. As of July 31, 2002 and July 31, 2001, 3.55 million shares were issued and outstanding, all of which were held by CMGI and HP. Holders of the Series A Convertible Preferred Stock are entitled to certain rights including (i) dividends of 7% if declared by the Board of Directors, (ii) preferential rights relative to the common stockholders in the event of any liquidation, dissolution or winding up of the company, (iii) conversion rights, (iv) voting rights based on the number of shares of common stock into which the preferred stock could be converted, and (v) certain redemption rights, if elected by the majority of preferred stockholders prior to July 2, 2006.

WARRANT ISSUANCE

During the year ended July 31, 2002, as part of a lease settlement relating to its restructuring activities, the Company issued a fully vested and exercisable, five-year warrant to purchase 1,000,000 shares of common stock at $0.05 per share, equal to the fair market value of the Company’s common stock at issuance. The fair value of the warrant of $50,000 was determined using the Black-Scholes valuation model, and was charged to restructuring expense during the year ended July 31, 2002.

TREASURY STOCK

The Company has a right of first refusal agreement with certain shareholders, under which the shareholders are prohibited from selling their shares of common stock without the Company’s prior written approval. The Company has the option of repurchasing the shares from the shareholders or allowing the shares to be sold to a third party. During the period ended July 31, 2000, the Company repurchased 81,605 shares of common stock from certain shareholders for $1.9 million, and recorded stock-based compensation expense of $1.0 million for the excess of the repurchase price over the fair value of these transactions. The treasury shares were retired at their net carrying value of $0.9 million during the year ended July 31, 2001.

STOCK OPTION PLANS

The Company currently has two primary stock incentive plans: the 1999 Stock Option Plan (the “1999 Plan”) and the 1999 Equity Incentive Plan (the “1999 Equity Plan”). A total of 36.4 million shares of common stock have been reserved for issuance under the Company’s stock plans. The Company’s stock plans provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards and other stock-based awards to employees, directors and consultants of the Company. Options, other than incentive stock options, may be granted at an exercise price less than, equal to or greater than the fair market value on the date of grant. The Board of Directors of the Company determines the term of each option, the option exercise price and the vesting terms. Stock options generally expire five or ten years from the date of grant and vest over four years. In addition to the options granted under the Company’s stock plans, the Company has also assumed stock options relating to various acquired companies.

While options were generally granted at fair market value on the date of grant, certain options were granted below fair value. Accordingly, deferred compensation expense was amortized over the vesting period of the related options using the graded vesting method. In addition, during the year ended July 31, 2001, the Company modified certain provisions of certain option awards, and recorded a stock-based compensation expense charge of $0.2 million, equal to the intrinsic value of the awards on the date of modification. During the period ended July 31, 2000, the Company recorded a stock-based compensation expense charge of $1.0 million relating to certain stock repurchases. Stock-based compensation expense is included in a single line in the consolidated statements of operations and totaled $1.2 million and $4.7 million for the year ended July 31, 2001 and the period ended July 31, 2000, respectively. There was no stock-based compensation expense for the year ended July 31, 2002.

In addition to stock options granted under the Company’s stock plans, certain AltaVista employees have been granted options to purchase CMGI common stock under CMGI’s stock option plans. At July 31, 2002, AltaVista employees held options to purchase 4.4 million shares of CMGI common stock, of which options to purchase 0.1 million shares were vested and exercisable.

DIRECTOR STOCK OPTION PLANS

In September 1999, the Company instituted the 1999 Stock Option Plan for Non-Employee Directors (the “1999 Directors Plan”) in which non-qualified options were granted to non-employee directors. The Board reserved 325,000 shares of common stock for issuance under the 1999 Directors Plan. In September 1999, the 1999 Directors Plan was terminated; however, all then-outstanding options remained in effect. In October 1999, the Board of Directors adopted and the stockholders approved the 1999 Amended and Restated Directors Plan (the “1999 Amended Directors Plan”), pursuant to which 1,300,000 shares of the Company’s common stock are reserved for issuance. During the period ended July 31, 2000, 142,000 options were granted under the Company’s director stock plans. There were no options granted under the director stock plans during the years ended July 31, 2002 and 2001. As of July 31, 2002, 55,000 options were outstanding under the Company’s director stock option plans.

The following table summarizes stock option activity under all of the Company’s stock option plans:

			WEIGHTED
		PRICE	AVERAGE PRICE
	SHARES	PER SHARE	PER SHARE

Options outstanding August 18, 1999	12,523,527	$0.05 to $9.23	$6.35
Options granted	16,776,962	$14.20 to $22.73	$16.58
Options granted in acquisitions	683,143	$0.48 to $23.77	$6.93
Options lapsed or canceled	(4,297,824)	$0.09 to $23.77	$10.14
Options exercised	(789,760)	$0.05 to $17.18	$5.60
Options exchanged for CMGI options	(710,492)	$6.73 to $9.23	$6.94

Options outstanding July 31, 2000	24,185,556	$0.09 to $23.77	$12.79

Options granted	14,689,870	$1.10 to $14.20	$5.17
Options lapsed or canceled	(18,248,544)	$0.09 to $23.77	$11.17
Options exercised	(34,246)	$0.12 to $22.73	$2.14

Options outstanding July 31, 2001	20,592,636	$0.12 to $23.77	$8.81

Options lapsed or canceled	(5,593,716)	$0.45 to $22.73	$8.78
Options exercised	(273)	$5.66	$5.66

Options outstanding July 31, 2002	14,998,647		$8.82

The following table summarizes significant ranges of outstanding and exercisable options at July 31, 2002:

	OPTIONS OUTSTANDING
				OPTIONS EXERCISABLE
		WEIGHTED
		AVERAGE	WEIGHTED		WEIGHTED
RANGE OF		CONTRACTUAL	AVERAGE		AVERAGE
EXERCISE		REMAINING	EXERCISE		EXERCISE
PRICES	SHARES	LIFE (YEARS)	PRICE	SHARES	PRICE

$0.12 to $1.10	3,242,662	3.90	$1.01	2,989,523	$1.00
$1.65 to $5.66	2,340,092	3.25	$3.55	1,843,120	$3.54
$ 6.73	3,227,392	6.82	$6.73	3,141,495	$6.73
$9.23 to $12.45	366,849	6.90	$9.35	348,234	$9.34
$14.20 to $23.77	5,821,652	2.64	$16.42	4,769,120	$16.58

	14,998,647		$8.82	13,091,492	$8.63

At July 31, 2001 and 2000, 8.2 million and 4.2 million options were exercisable at weighted average exercise prices of $10.54 and $7.27, respectively.

The weighted average fair value per share of stock options granted during the year ended 2001, and for the period ended July 31, 2000 was $4.35 and $12.26, respectively. No options were granted during the year ended July 31, 2002. The fair value of these options was estimated using the Black-Scholes model with the following weighted average assumptions:

	YEAR ENDED	PERIOD ENDED
	JULY 31, 2001	JULY 31, 2000

Expected option life (in years)	4.4	3.1
Risk-free interest rate	4.2%	6.3%
Volatility	126.9%	103.4%
Dividend yield	0.0%	0.0%

If the Company had recognized expense using the fair value method prescribed by SFAS No. 123, the Company’s net loss would have been $158.9 million, $2,095.9 million, and $1,146.0 million for the years ended July 31, 2002 and 2001 and for the period ended July 31, 2000, respectively. The pro forma effect on net loss for the periods presented is not necessarily representative of the pro forma effect on net loss in future years.

1999 EMPLOYEE STOCK PURCHASE PLAN

In December 1999, the Board of Directors adopted and in January 2000, the stockholders approved, the 1999 Employee Stock Purchase Plan (the “Purchase Plan”), which was designed to allow eligible employees to purchase common stock at a discount from fair market value. A total of 2.6 million shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan was intended to become effective upon the closing of the Company’s initial public offering. The Purchase Plan was designed to permit each employee to purchase stock through payroll deductions of up to 15% of the employee’s pay, subject to maximum amounts as defined by the Internal Revenue Code. Since the Company’s shares have never been publicly traded, no shares have been issued under the Purchase Plan.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2006. Rent expense for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000 was $4.1 million, $11.5 million and $6.8 million, respectively.

At July 31, 2002, future minimum lease payments under noncancelable operating and capital leases are as follows (in thousands):

	CAPITAL	OPERATING
YEAR ENDING JULY 31,	LEASES	LEASES

2003	$101	$3,667
2004	—	2,971
2005	—	2,044
2006	—	153

Total minimum lease payments	101	$8,835

Less: Amount representing interest	6

Present value of capital lease obligations	95
Less: Current portion	54

Long-term portion of capital lease obligations	$41

Other contractual obligations include an agreement between the Company and DoubleClick, Inc. (“DoubleClick”). Under this agreement, the Company is contractually obligated to use a portion of DoubleClick’s ad-serving technology through December 31, 2004. Based on its current activity levels, the Company estimates its remaining contractual obligation to DoubleClick for the period August 1, 2002 through December 31, 2004 will be approximately $3.3 million.

The Company is contractually obligated to use a vendor’s hosting facilities in New York, New York through February 28, 2004. Based on its current activity levels, the Company estimates its remaining contractual obligation under this agreement will be approximately $1.9 million for the period August 1, 2002 through February 28, 2004.

The Company and its subsidiaries are subject to legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

In August 2001, Jeffrey Black, a former employee of the Company, filed a complaint in Superior Court of the State of California (Santa Clara County) against the Company, CMGI and certain individuals alleging certain claims arising out of the termination of Mr. Black’s employment with the Company. As set forth in the complaint, Mr. Black is seeking monetary damages in excess of $70 million. The Company believes that these claims are without merit and plans to vigorously defend against these claims. In March 2002, the court ordered the entire case to binding arbitration in California. In June 2002, Mr. Black petitioned the California Court of Appeal for a writ prohibiting enforcement of the order compelling arbitration of his cause of action for wrongful termination in violation of public policy. In July 2002, the Court of Appeal denied Mr. Black’s petition. In August 2002, Mr. Black submitted the matter before the American Arbitration Association. The parties are proceeding with discovery and have tentatively scheduled arbitration for August 2003.

On January 28, 2002, Mark Nutritionals, Inc. (“MNI”) filed suit against the Company in the United States District Court for the Western District of Texas, San Antonio Division. The claims against the Company include unfair competition and trademark infringement and dilution, under both federal law and the laws of the State of Texas. MNI is seeking compensatory damages in the amount of $10 million and punitive damages. The Company believes that these claims are without merit and plans to vigorously defend against these claims. The Company filed its answer on March 1, 2002, denying the allegations. In September 2002, MNI filed for protection under Chapter 11 of the bankruptcy code. Since its bankruptcy filing, MNI has not pursued this action. The court has ordered MNI to show cause why the action should not be dismissed for want of prosecution. The Company is entitled to indemnification by a third party with respect to this matter.

On March 11, 2002, Sean Barger, the principal shareholder of Equilibrium Technologies, Inc., filed suit against the Company, CMGI, officers of CMGI and certain other individuals in the Superior Court of the State of California. The claims against the Company allege 1) violations of state securities statutes, 2) fraudulent inducement, deceit and fraud, 3) negligent misrepresentation, 4) unfair competition, and 5) breach of fiduciary duty. Mr. Barger is seeking an unspecified amount of damages. The Company is currently answering interrogatories. The Company believes that these claims are without merit and is defending the case vigorously.

NOTE 14 — SEGMENT INFORMATION

Based on the information provided to the Company’s chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Company’s operations have been classified in two operating segments: (i) Advertising, Service and Other and (ii) Software. The advertising, service and other segment provides advertising and sponsorships, search services, production and development and related support services. The software segment provides licensing of search product software and related support services.

Performance measurement and resource allocation for the reportable operating segments are based on many factors. The primary financial measures used are revenues from United States and international web sites and loss from operations before stock-based compensation, amortization of intangibles, restructuring charges and asset impairments. For the year ended July 31, 2001 and the period ended July 31, 2000, the Company was not able to allocate expenses to its operating segments. Beginning in the year ended July 31, 2002, all expenses are allocated to operating segments except for stock-based compensation, amortization of intangibles, restructuring charges and asset impairments.

Summarized financial information of the Company’s operations by business segment is as follows (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Net revenues:
Advertising, service and other	$57,429	$148,620	$193,998
Software	12,637	21,729	11,063

Total revenue	$70,066	$170,349	$205,061

Loss from operations:
Loss from operations before stock-based compensation, amortization of intangibles, restructuring charges and asset impairments
Advertising, service and other	$(39,989)
Software	(10,830)

	(50,819)
Unallocated operating expenses	88,110

Loss from operations	$(138,929)

Information regarding revenue by geographical region is as follows (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Net revenues:
United States	$54,263	$144,769	$193,063
International	15,803	25,580	11,998

Total revenue	$70,066	$170,349	$205,061

For all periods presented, substantially all of the Company’s long-lived assets were used in its United States operations.

NOTE 15 — TRANSACTIONS WITH OVERTURE

In May 2002, the Company entered into a one-year search services agreement with Overture, whereby Overture provides paid search results on the Company’s domestic web sites. Revenue is generated when a user clicks on a paid result. Under the agreement, the Company receives a portion of the gross proceeds from the user transactions. In addition, Overture pays the Company to host a web page that includes content describing Overture’s services and links to a web page on which potential advertisers may sign up for Overture’s services. The Company also has search services agreements with Overture in the United Kingdom and Germany. During the years ended July 31, 2002 and 2001, the Company recognized revenue of $11.7 million and $4.9 million, respectively, relating to transactions with Overture. The Company had accounts receivable from Overture of $1.9 million and $1.6 million at July 31, 2002 and 2001, respectively.

NOTE 16 — OVERTURE PURCHASE AGREEMENT

On February 18, 2003, the Company entered into a definitive asset purchase agreement with Overture. Under the agreement, AltaVista will receive $60 million in cash and Overture common stock valued at approximately $80 million as of the date of the agreement (provided that Overture will not be required to issue more than 4,274,670 shares or less than 3,001,364 shares), and Overture will assume certain AltaVista liabilities, which specifically exclude the demand notes payable to CMGI.

The purchase agreement is subject to a number of conditions including, among other things, regulatory approvals and clearances, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company currently expects the merger to be completed in the quarter ending April 30, 2003. There can be no assurance that the merger will be consummated within the time expected, or at all.

ALTAVISTA COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

JANUARY 31,
2003

ASSETS
Current assets:
Cash and cash equivalents	$4,450
Accounts receivable, net of allowances of $2,374	5,820
Accounts receivable from HP	33
Prepaid expenses and other current assets	2,343

Total current assets	12,646
Property, plant and equipment, net	13,174
Restricted cash	898
Other assets	494

Total assets	$27,212

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable to CMGI	$117,471
Accounts payable	3,885
Accounts payable to CMGI and affiliates	43
Accounts payable to HP	846
Accrued restructuring	2,914
Other liabilities	10,962
Deferred revenue	3,492

Total current liabilities	139,613

Commitments and contingencies
Owners’ equity (deficit):
Preferred stock $0.01 par value, 100,000 shares authorized and 3,550 shares issued and outstanding	36
Common stock $0.01 par value, 1,400,000 shares authorized and 139,352 shares issued and outstanding	1,394
Capital in excess of par	3,393,888
Accumulated other comprehensive income	384
Accumulated deficit	(3,508,103)

Owners’ equity (deficit)	(112,401)

Total liabilities and owners’ equity (deficit)	$27,212

See accompanying notes to condensed consolidated financial statements.

ALTAVISTA COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED, IN THOUSANDS)

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net revenue:
Advertising, service and other (includes revenue from related party transactions of $26 and $441)	$28,015	$28,722
Software (includes revenue from related party transactions of $151 and $609)	3,200	8,697

Total net revenue	31,215	37,419
Operating expenses:
Cost of revenue	9,698	15,099
Product development	10,703	15,495
Sales and marketing	16,021	25,290
General and administrative	4,434	6,887
Restructuring charges	1,477	8,884
Impairment of long-lived assets	—	6,084
Amortization of intangible assets	—	31,465

Operating loss	(11,118)	(71,785)
Interest income	(23)	(115)
Interest expense	3,996	3,229
Other (income)/expense, net	20	1,097

Loss before income taxes	(15,111)	(75,996)
Provision for income taxes	10	68

Net loss	$(15,121)	$(76,064)

See accompanying notes to condensed consolidated financial statements.

ALTAVISTA COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED, IN THOUSANDS)

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(15,121)	$(76,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,661	41,061
Restructuring charges	1,477	8,884
Impairment of long-lived assets	—	6,084
(Gain) loss on disposal of fixed assets	196	(135)
Provision for accounts receivable allowances	877	4,361
Changes in operating assets and liabilities, excluding effects from acquisitions and divestitures:
Accounts receivable	3,954	5,366
Prepaid expenses	840	1,173
Accounts payable	93	(897)
Deferred revenue	(1,836)	(825)
Accrued restructuring	(2,018)	(3,325)
Allocations from CMGI	5,810	6,232
Other current liabilities	(2,809)	(5,172)

Net cash used in operating activities	(1,876)	(13,257)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,969)	(1,934)
Proceeds from escrow relating to sale of Raging Bull	—	845
Decrease (increase) in restricted cash	58	(18)
Decrease in other assets	207	—

Net cash used in investing activities	(1,704)	(1,107)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital lease obligations	(53)	(1,364)
Proceeds from notes payable to CMGI	—	27,939
Proceeds from issuance of common stock	3	12
Payments for HP lease terminations	—	(20,000)

Net cash provided by (used in) financing activities	(50)	6,587

Net decrease in cash and cash equivalents	(3,630)	(7,777)
Cash and cash equivalents at beginning of period	8,080	13,451

Cash and cash equivalents at end of period	$4,450	$5,674

Cash paid for interest	$4	$243
Cash paid for income taxes	$10	$68

See accompanying notes to condensed consolidated financial statements.

ALTAVISTA COMPANY AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

AltaVista Company (“AltaVista” or “the Company”), an Internet search pioneer, is a global provider of search services and technology. The Company provides integrated search results to give users immediate access to relevant information including Web pages, multimedia files and current news reports. The Company is a majority-owned operating company of CMGI, Inc. (“CMGI”), and operates in two reportable segments, (i) Advertising, Service and Other and (ii) Software.

The accompanying condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows at the dates and for the periods indicated. While the Company believes that the disclosures presented are adequate to make the information not misleading, these condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and related notes for the year ended July 31, 2002. The results for the six-month period ended January 31, 2003 are not necessarily indicative of the results to be expected for the full fiscal year.

On February 18, 2003, the Company entered into a definitive asset purchase agreement with Overture Services, Inc. (“Overture”). Under the agreement, AltaVista will receive $60 million in cash and Overture common stock valued at approximately $80 million as of the date of the agreement (provided that Overture will not be required to issue more than 4,274,670 shares or less than 3,001,364 shares), and Overture will assume certain AltaVista liabilities, which specifically exclude the demand notes payable to CMGI. The purchase agreement is subject to a number of conditions including, among other things, regulatory approvals and clearances, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company currently expects the merger to be completed in the quarter ending April 30, 2003. There can be no assurance that the merger will be consummated within the time expected, or at all.

As of January 31, 2003, the Company had an accumulated deficit of $3.5 billion and negative working capital of $127.0 million. CMGI and HP (formerly Compaq) have financed the Company’s operating losses since CMGI’s acquisition of a majority interest in the Company in August 1999, but have no obligation to continue to provide additional funding. In the event that the Overture asset purchase agreement is not consummated, the Company will be required to seek alternative sources of financing. Given the Company’s history of operating losses, there can be no assurance that financing will be available on commercially reasonable terms, or at all.

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 will apply to all business combinations that the Company enters into after June 30, 2001, and eliminates the pooling-of-interests method of accounting. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Under the new statements, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

The Company adopted SFAS No. 142 during the first quarter of the fiscal year ending July 31, 2003. Because all of the Company’s goodwill and other intangible assets were fully amortized or written of as of July 31, 2002, the adoption of SFAS No. 142 had no impact on the Company’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses the accounting treatment for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of the statement apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal operation of a long-lived asset. The statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material impact on the Company’s financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the criteria required for classifying an asset as held-for-sale have been significantly changed. Assets held-for-sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. In addition, the expected future operating losses from discontinued operations will be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date. More dispositions will qualify for discontinued operations treatment in the statement of operations under the new rules. The adoption of SFAS No. 144 did not have a material impact on the Company’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statement No’s. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections, effective for fiscal years beginning May 15, 2002 or later. It rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The adoption of this Statement did not have a material impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF Issue 94-3. The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activity. The provisions of this Statement are required to be applied to exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company adopted the disclosure provisions of FIN 45 effective December 31, 2002. The Company may from time to time indemnify its customers against certain claims relating to the infringement of a third party’s intellectual property rights. The Company has not been subject to any material infringement litigation by customers in the past and does not have any infringement litigation pending as of January 31, 2003.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123, which requires additional disclosure and provides transition guidance for companies that elect to voluntarily adopt the accounting provisions of SFAS No. 123. SFAS No. 148 does not change the provisions of SFAS No. 123 that permit entities to continue to apply the intrinsic value method of APB 25. SFAS No. 148 is effective for fiscal years ending after December 15, 2002 and for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 is not expected to have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. The provisions of FIN 46 are effective immediately for all arrangements with variable interest entities created after January 31,

2003. For arrangements with variable interest entities created prior to February 1, 2003, FIN 46 is effective in the first interim period beginning after June 15, 2003. The Company does not have any financial interests in variable interest entities. Accordingly, the adoption of FIN 46 is not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 3 — IMPAIRMENT OF LONG-LIVED ASSETS

Through July 31, 2002, the Company recorded impairment charges as a result of management’s ongoing business reviews and impairment analysis performed under its policy regarding impairment, utilizing the guidance in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of. Under that impairment policy, when indicators of impairment existed, the undiscounted projected cash flows were compared to the carrying value of the long-lived assets. If the undiscounted cash flows were less than the carrying value of the long-lived assets, management determined the amount of the impairment charge by comparing the carrying value of the long-lived assets to their fair value. Management determined fair value based on a combination of the discounted cash flow methodology, which is based upon converting expected future cash flows to present value, and the market approach, which includes analysis of market price multiples of companies engaged in lines of business similar to the company being evaluated. The market price multiples were selected and applied to the company based on the relative performance, future prospects and risk profile of the company in comparison to the guideline companies.

On August 1, 2002, the Company adopted SFAS No. 144, under which the Company is required to test certain long-lived assets or group of assets for recoverability whenever events or changes in circumstances indicate that the Company may not be able to recover the asset’s carrying amount. SFAS No. 144 defines impairment as the condition that exists when the carrying amount of a long-lived asset or group exceeds its fair value. When events or changes in circumstances dictate an impairment review of a long-lived asset or group, the Company will evaluate recoverability by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to cover the carrying value, the Company will measure any impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value.

During the six months ended January 31, 2002, the Company recorded charges for the impairment of long-lived assets totaling $6.1 million. The impairment charges related to the purchase of certain equipment that was previously held under operating leases as discussed in Note 5, and leasehold improvements that were abandoned by the Company. The impairment charges were calculated in accordance with SFAS No. 121.

Effective August 1, 2002, the Company adopted SFAS No. 142. Because all of the Company’s goodwill and other intangible assets were fully amortized or written off as of July 31, 2002, the adoption of SFAS No. 142 had no impact on the Company’s financial position or results of operations.

Assuming that SFAS No. 142 had been effective for all periods presented, net loss for the six months ended January 31, 2003 and 2002, would have been as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net loss, as reported	$15,121	$76,064
Add back: Goodwill amortization expense	—	31,465

Adjusted net loss	$15,121	$44,599

NOTE 4 — RESTRUCTURING CHARGES

The Company recorded restructuring charges during the respective six-month periods ended January 31, 2003 and January 31, 2002, as discussed below. The following table summarizes the activity in the restructuring accrual from July 31, 2002 through January 31, 2003:

	EMPLOYEE
	RELATED	CONTRACTUAL	ASSET
	EXPENSES	OBLIGATIONS	IMPAIRMENTS	TOTAL

Accrued restructuring balance at July 31, 2002	$486	$3,004	$—	$3,490
Restructuring charges	551	891	35	1,477
Non-cash charges	—	—	(35)	(35)
Cash payments	(1,013)	(1,005)	—	(2,018)

Accrued restructuring balance at January 31, 2003	$24	$2,890	$—	$2,914

The Company anticipates that the remaining restructuring accruals will be paid by August 2005. The remaining contractual obligations primarily relate to facilities and equipment lease obligations.

The restructuring charges for the six months ended January 31, 2003 and 2002, respectively, would have been allocated as follows, had the Company recorded the expense within the functional department of the restructured activities (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Cost of revenue	$76	$69
Product development	165	568
Sales and marketing	437	1,088
General and administrative	799	7,159

Total restructuring charges	$1,477	$8,884

The Company’s restructuring initiatives involved strategic decisions to exit certain business operations and to reposition certain service offerings of the Company. Restructuring charges consisted primarily of contract terminations, severance charges and equipment charges incurred as a result of actions taken to exit certain business operations, reduce expenses and increase operational efficiencies. Employee related expenses primarily consisted of severance payments and fringe benefits for affected employees. Contract terminations primarily consisted of costs to exit facility and equipment leases and to terminate certain vendor contracts. Asset impairment charges primarily related to the write-off of abandoned property and equipment.

During the six months ended January 31, 2003, the Company recorded restructuring charges of approximately $1.5 million, due primarily to workforce reductions and costs associated with facility consolidations in the San Francisco Bay Area, Canada and Europe. The restructuring charges included a charge of $551,000 related to workforce reductions of 57 employees, settlements of leases and other contractual obligations totaling $891,000, and asset impairments of $35,000.

During the six months ended January 31, 2002, the Company recorded restructuring charges of approximately $8.9 million, which were primarily related to the ongoing change in its business strategy towards an Internet and enterprise search business model, including costs associated with the closing of its Irvine office location. The restructuring charges during the period also included a charge of $2.0 million related to workforce reductions of 175 employees, settlements of leases and other contractual obligations totaling $2.2 million, and asset impairments of $4.7 million.

NOTE 5 — RELATED PARTY TRANSACTIONS

RELATED PARTY REVENUE

During the six months ended January 31, 2003 and 2002, the Company recognized revenue from transactions with related parties of $0.2 million and $1.1 million, respectively. Substantially all of the revenue from related party transactions during these periods was attributable to transactions with CMGI and HP as described below.

TRANSACTIONS WITH CMGI AND AFFILIATED COMPANIES

Since August 19, 1999, CMGI has advanced funds and provided services to the Company under demand notes payable. From time to time, CMGI has elected to convert some portion or all of its then outstanding debt under its demand notes payable with the Company. The funds advanced to the Company by CMGI, as well as the cost of services provided to the Company by CMGI, are reflected in convertible demand notes payable to CMGI in the accompanying consolidated balance sheets. In addition, the Company has entered into transactions with various entities that are majority-owned or otherwise affiliated with CMGI. Transactions with CMGI and affiliates included in the accompanying condensed consolidated statements of operations are as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Revenue	$98	$467
Cost of revenue	2,086	1,262
Product development	1,049	1,030
Sales and marketing	147	—
General and administrative	1,119	2,340
Interest expense	3,996	2,934
Other non-operating expense	—	(60)

TRANSACTIONS WITH HP

Since December 1999, HP has advanced funds to the Company under demand notes payable. From time to time, HP has elected to convert some portion or all of its then outstanding debt under its demand notes payable with the Company. There were no amounts outstanding under demand notes payable to HP at January 31, 2003.

The Company has purchased capital equipment from HP, leased capital equipment from HP through capital and operating leases through October 2001, and recognized revenue for sales of software and related maintenance services to HP. Transactions with HP included in the accompanying condensed consolidated statements of operations are as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Revenue	$77	$541
Cost of revenue	308	2,344
Product development	103	781
Interest expense	—	231

In October 2001, the Company entered into an agreement with HP under which the Company paid to HP $20.0 million to purchase certain equipment that had previously been leased under capital and operating lease agreements with HP, and to settle the related lease obligations to HP. As a result of the transaction, the Company was relieved of all of its lease obligations to HP, including net capital lease obligations of $12.4 million that were recorded on the Company’s consolidated balance sheet. The Company financed the lease termination transaction through borrowings under a demand note payable with CMGI.

Following the transaction, the purchased equipment that had been previously leased under capital leases remained on the Company’s consolidated balance sheet at net book value. The purchased equipment that had been previously leased under operating leases was capitalized at its estimated fair value of $4.8 million. The purchased HP equipment is being depreciated over the remaining estimated useful lives of the equipment, ranging from two to three years. The Company recorded a $2.8 million loss relating to the settlement of its lease obligations with HP.

NOTE 6 — SEGMENT INFORMATION

Based on the information provided to the Company’s chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Company’s operations have been classified in two operating segments: (i) Advertising, Service and Other and (ii) Software. The advertising, service and other segment provides advertising and sponsorships, search services, production and development and related support services. The software segment provides licensing of search product software and related support services.

Performance measurement and resource allocation for the reportable operating segments are based on many factors. The primary financial measures used are revenues from United States and international web sites and loss from operations before stock-based compensation, amortization of intangibles, restructuring charges and asset impairments. Summarized financial information of the Company’s operations by business segment is as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net revenue:
Advertising, service and other	$28,015	$28,722
Software	3,200	8,697

Total net revenue	$31,215	$37,419

Loss from operations:
Loss from operations before amortization of intangibles, restructuring charges and asset impairments Advertising, service and other	$(8,018)	$(20,424)
Software	(1,623)	(4,928)

	(9,641)	(25,352)
Unallocated operating expenses	1,477	46,433

Loss from operations	$(11,118)	$(71,785)

Information regarding revenue by geographical region is as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net revenue:
United States	$23,222	$29,320
International	7,993	8,099

Total net revenue	$31,215	$37,419

For all periods presented, substantially all of the Company’s long-lived assets were used in its United States operations.

NOTE 7 — COMPREHENSIVE LOSS

Components of comprehensive loss are as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net loss	$(15,121)	$(76,064)
Net unrealized gain (loss) on foreign currency translation adjustment during the period	(292)	202

Comprehensive loss	$(15,413)	$(75,862)

NOTE 8 — LITIGATION

The Company and its subsidiaries are subject to legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

In August 2001, Jeffrey Black, a former employee of the Company, filed a complaint in Superior Court of the State of California (Santa Clara County) against the Company, CMGI and certain individuals alleging certain claims arising out of the termination of Mr. Black’s employment with the Company. As set forth in the complaint, Mr. Black is seeking monetary damages in excess of $70 million. The Company believes that these claims are without merit and plans to vigorously defend against these claims. In March 2002, the court ordered the entire case to binding arbitration in California. In June 2002, Mr. Black petitioned the California Court of Appeal for a writ prohibiting enforcement of the order compelling arbitration of his cause of action for wrongful termination in violation of public policy. In July 2002, the Court of Appeal denied Mr. Black’s petition. In August 2002, Mr. Black submitted the matter before the American Arbitration Association. The parties are proceeding with discovery and have tentatively scheduled arbitration for August 2003.

On January 28, 2002, Mark Nutritionals, Inc. (“MNI”) filed suit against the Company in the United States District Court for the Western District of Texas, San Antonio Division. The claims against the Company include unfair competition and trademark infringement and dilution, under both federal law and the laws of the State of Texas. MNI is seeking compensatory damages in the amount of $10 million and punitive damages. The Company believes that these claims are without merit and plans to vigorously defend against these claims. The Company filed its answer on March 1, 2002, denying the allegations. In September 2002, MNI filed for protection under Chapter 11 of the bankruptcy code. Since its bankruptcy filing, MNI has not pursued this action. The court has ordered MNI to show cause why the action should not be dismissed for want of prosecution. The Company is entitled to indemnification by a third party with respect to this matter.

On March 11, 2002, Sean Barger, the principal shareholder of Equilibrium Technologies, Inc., filed suit against the Company, CMGI, officers of CMGI and certain other individuals in the Superior Court of the State of California. The claims against the Company allege 1) violations of state securities statutes, 2) fraudulent inducement, deceit and fraud, 3) negligent misrepresentation, 4) unfair competition, and 5) breach of fiduciary duty. Mr. Barger is seeking an unspecified amount of damages. The Company is currently answering interrogatories. The Company believes that these claims are without merit and is defending the case vigorously.